Exhibit 99.1

VITAMIN SHOPPE, INC.
2101 91st Street North Bergen, NJ 07047 (201) 624-3000	NEWS
www.vitaminshoppe.com	RELEASE

Vitamin Shoppe, Inc. Announces Fiscal Second Quarter and First Half 2011 Results

Second Quarter Highlights:

•	Comparable store sales grew 8.0%

•	Net sales increased 12.3%

•	Operating income rose 32.0%

•	Fully diluted EPS of $0.40

•	Opened 9 stores during the quarter

NORTH BERGEN, N.J., July 28, 2011 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced preliminary results for its fiscal second quarter ended June 25, 2011. During the period, the company reported fully diluted earnings per share (EPS) of $0.40, up from $0.26 in the comparable period of the prior year. Comparable store sales increased 8.0%, revenue advanced 12.3% while operating income and net income rose 32.0% and 63.5%, respectively. For the six month period, fully diluted EPS was $0.80, up from $0.57 in the comparable period of the prior year, driven by an 8.0% increase in comparable sales, margin improvement and a reduction in interest expense.

Commenting on the strong results, Tony Truesdale, Chief Executive Officer of the Company stated, “I am pleased with our second quarter results. We have been able to consistently deliver a strong performance in terms of comparable sale growth, margin improvement, earnings growth, cash flow generation and overall financial strength. We feel good about the momentum we are seeing in the business.”

Added, Mr. Truesdale, “We are making investments in the business, particularly online, to support our growth. Both in retail and online we continue to work to build a business that exceeds our customers’ expectations and strengthens our brand – our most valuable asset. We have a strong balance sheet that can support our growth.”

Fiscal Second Quarter 2011 Results

Net sales increased $23.7 million, or 12.3%, to $215.9 million for the three months ended June 25, 2011, compared with $192.2 million for the three months ended June 26, 2010. The increase was the result of the growth in comparable store sales predominantly driven by traffic, continued strong performance from new stores and a 4.4% increase in direct sales driven by further expansion in Vitamin Shoppe’s online business.

Overall store sales for the three months ended June 25, 2011 grew as a result of an increase in non-comparable store sales of $9.2 million and an increase in comparable store sales of $13.6 million, or 8.0%. The Company opened 9 stores in the quarter. Total store count was 505 as of June 25, 2011, compared with 463 on June 26, 2010.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $13.7 million, or 10.6%, to $142.2 million for the three months ended June 25, 2011, compared with $128.5 million for the three months ended June 26, 2010.

Gross profit increased $10.0 million, or 15.7%, to $73.7 million for the three months ended June 25, 2011, compared with $63.7 million for the three months ended June 26, 2010. Gross profit as a percentage of sales was 34.1% for the quarter ended June 25, 2011, up from 33.1% for the comparable prior year period. The improvement reflects more effective promotional spending, a mix shift to higher margin items and leverage on occupancy driven by the strong comparable sales performance.

Selling, general and administrative expenses (“SG&A”), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $5.1 million, or 10.5%, to $53.3 million for the three months ended June 25, 2011, compared with $48.2 million for the three months ended June 26, 2010. SG&A as a percentage of net sales decreased to 24.7% for the quarter compared to 25.1% for the comparable prior year period. The improvement represents maturation of the store base, strong comparable store sales, as well as the company’s ability to leverage costs over a larger store base and expense discipline.

Income from operations increased $4.9 million, or 32.0%, to $20.4 million for the three months ended June 25, 2011, compared with $15.4 million for the three months ended June 26, 2010. Income from operations as a percentage of net sales increased to 9.4% for the 2011 quarter, compared with 8.0% for the comparable prior year period.

Net income increased $4.6 million, or 63.5% to $12.0 million for the three months ended June 25, 2011, compared with $7.3 million for the three months ended June 26, 2010. This was primarily attributable to stronger sales and margin improvement. Net income also benefitted from significantly lower interest expense versus the same period in 2010 due to reduced outstanding debt and lower interest rates.

Earnings per diluted share increased to $0.40 in fiscal second quarter 2011 from $0.26 per share in the comparable period of the prior year.

Balance Sheet and Cash Flow

During the fiscal second quarter 2011, the Company paid down the revolving credit facility which had $22 million drawn at the end of fiscal first quarter 2011. Additionally, during the first half of fiscal year 2011, the company had a net reduction in debt of approximately $51 million. Total debt, excluding capital lease obligations, at quarter’s end was $21.9 million. Cash and equivalents at June 25, 2011 were $6.9 million.

2011 Outlook

The current fiscal year is a 53-week year. The outlook provided below is based on a 52-week year comparable with the prior fiscal year. Management expects:

•	To open approximately 48 new stores

•	Capital expenditures of approximately $23 million

•	Comparable store sales of approximately 7.0% for the full year

•	Continued improvement in EBIT margin reflecting continuing maturation of the store base, leverage on depreciation and amortization

•	SG&A for the remainder of the year is expected to include approximately $1.0 million of additional investments to support long-term growth, primarily for the e-commerce business

•	Reduced interest expense compared with the prior year reflecting lower debt levels from strong cash flow and lower interest rates under the new term loan

Webcast

The Company will webcast a conference call at 4:30 p.m. Eastern Time (ET) today to discuss its fiscal second quarter 2011 results. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The on-line replay will be available immediately following the call. A telephonic replay will be available beginning at 6:30 p.m. ET and can be accessed by dialing 1-888-286-8010 or for international callers, 1-617-801-6888. The passcode for the replay is 54857613. The replay will be available until August 4, 2011.

About Vitamin Shoppe, Inc. (NYSE: VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The Company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The Company carries national brand products as well as exclusive products under the Vitamin Shoppe, MD Select, and VS Basics proprietary brands. The Vitamin Shoppe conducts business through more than 500 Company-owned retail stores, websites and national mail order catalogs, primarily www.VitaminShoppe.com and www.EcoShoppe.com, and has a social community site at www.VSconnect.com.

Forward Looking Statement

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Net sales	$215,942	$192,234	$432,794	$383,847
Cost of goods sold	142,230	128,541	283,806	255,140

Gross profit	73,712	63,693	148,988	128,707
Selling, general and administrative expenses	53,319	48,246	107,770	95,188

Income from operations	20,393	15,447	41,218	33,519
Loss on extinguishment of debt	—	568	552	1,120
Interest expense	527	2,562	1,657	5,489

Income before provision for income taxes	19,866	12,317	39,009	26,910
Provision for income taxes	7,914	5,008	15,468	10,875

Net income	$11,952	$7,309	$23,541	$16,035

Earnings per share:
Weighted average shares outstanding:
Basic	28,750,355	27,130,809	28,653,474	26,911,896
Diluted	29,538,485	28,159,448	29,416,315	27,933,956
Net income per share
Basic	$0.42	$0.27	$0.82	$0.60
Diluted	$0.40	$0.26	$0.80	$0.57

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

unaudited

	Three Months Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Sales:
Retail	$194,674	$171,868	$387,316	$340,931
Direct	21,268	20,366	45,478	42,916

Net sales	$215,942	$192,234	$432,794	$383,847

Income from operations:
Retail	$37,385	$30,349	$76,212	$61,705
Direct	3,990	3,627	8,568	8,118
Corporate costs	(20,982)	(18,529)	(43,562)	(36,304)

Income from operations	$20,393	$15,447	$41,218	$33,519

Increase in comparable store net sales	8.0%	8.6%	8.0%	7.4%
Depreciation and Amortization	$5,000	$5,411	$9,848	$10,825
Impairment charge on fixed assets	$291	$224	$291	$224
Amortization of deferred financing fees	$84	$189	$198	$474

Capital Expenditures	$5,412	$4,605	$9,911	$10,013

Gross profit as a percent of net sales	34.1%	33.1%	34.4%	33.5%
Income from operations as a percent of net sales	9.4%	8.0%	9.5%	8.7%

Store Data:
Stores open at beginning of period	497	453	484	438
Stores opened	9	10	24	26
Stores closed	(1)	—	(3)	(1)

Stores open at end of period	505	463	505	463

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	June 25, 2011	December 25, 2010
ASSETS
Current assets:
Cash and cash equivalents	$6,881	$25,968
Inventories	111,828	111,305
Prepaid expenses and other current assets	13,986	13,612
Deferred income taxes	4,033	4,033

Total current assets	136,728	154,918
Property and equipment, net	79,912	80,949
Goodwill	177,248	177,248
Other intangibles, net	69,415	69,718
Other assets:
Deferred financing fees, net of accumulated amortization of $544 and $1,961 respectively	556	816
Other	2,540	2,068

Total other assets	3,096	2,884

Total assets	$466,399	$485,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$12,500	$—
Current portion of capital lease obligations	1,536	1,711
Revolving credit facility	—	18,000
Accounts payable	16,636	18,994
Deferred sales	9,130	15,929
Accrued salaries and related expenses	7,485	9,573
Other accrued expenses	22,429	14,752

Total current liabilities	69,716	78,959
Long-term debt	9,375	55,106
Capital lease obligations, net of current portion	261	977
Deferred income taxes	21,391	20,595
Deferred rent	28,108	27,080
Other long-term liabilities	5,731	5,304

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized, 29,120,536 shares issued and outstanding at June 25, 2011, and 28,627,897 shares issued and outstanding at December 25, 2010	291	286
Additional paid-in capital	254,133	243,558
Retained earnings	77,393	53,852

Total stockholders’ equity	331,817	297,696

Total liabilities and stockholders’ equity	$466,399	$485,717